EXHIBIT 99.1 to Form 8-K of Jones Lang LaSalle Incorporated



          JONES LANG LASALLE ANNOUNCES NEW SHARE REPURCHASE PROGRAM


      CHICAGO AND LONDON, NOVEMBER 29, 2004 -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, announced today that it intends to purchase 1.5 million shares of its Common Stock under a new share repurchase program approved by the Board of Directors. The shares will be purchased in the open market and in privately negotiated transactions. The repurchase of shares is intended to offset dilution resulting from both stock and stock option grants made under the firm's existing stock plans. The Company recently completed the purchase of all the shares approved for repurchase under its previous program announced earlier this year.

      Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 800 million square feet (74 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $24 billion of assets under management. For more information, visit www.joneslanglasalle.com.








































                                      4